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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           THE TRANSLATION GROUP, LTD.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                                        22-3382869
         ----------                                      ------------
(Jurisdiction of incorporation              (I.R.S. Employer Identification No.)
or organization)

                    7703 Maple Avenue, Pennsauken, New Jersey
                   -------------------------------------------
                    (Address of principal executive offices)

          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check
          the following box.       [ ]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check
          the following box.       [X]


Securities  Act  registration  statement file number to which this form relates:
_______________________ (if applicable)


Securities to be registered pursuant to Section 12(b) of the Act: None


Securities to be registered pursuant to Section 12(g) of the Act:

                    Redeemable Common Stock Purchase Warrants
                   -------------------------------------------
                                (Title of Class)

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Item 1.           Description of Registrant's Securities to be Registered.

         The description of the Redeemable Common Stock Purchase Warrants (the "Warrants") is incorporated by reference herein from a Registration Statement on Form SB-2 filed July 25, 1996 (Registration No. 333-8857), with the following change:

         The expiration date of the Warrants is extended from December 2, 1999 to July 2, 2000.

Item 2.           Exhibits.

         Copies of instruments defining the rights of the holders of the Warrants are incorporated by reference herein from a Registration Statement on Form SB-2 filed July 25, 1996 (Registration No. 333-8857). In addition, the Registration Statement is hereby amended to include the following exhibit, extending the expiration date of the Warrants: First Amendment to Common Stock Purchase Warrant Agreement.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                               THE TRANSLATION GROUP, LTD.



Date:  November 22, 1999                       By:      /s/ Charles D. Cascio
                                                  ------------------------------
                                                    Charles D. Cascio
                                                    President


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                                     EXHIBIT

                               First Amendment to
                     Common Stock Purchase Warrant Agreement

                  THIS FIRST AMENDMENT TO THE COMMON STOCK PURCHASE WARRANT AGREEMENT is dated as of the 22nd day of November, 1999 by and among The Translation Group, Ltd., a Delaware corporation (the "Company"), Werbel-Roth Securities, Inc. (the "Underwriter") and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent").

                                   WITNESSETH:

                  WHEREAS, the Company, Underwriter and Warrant Agent are parties to a Common Stock Purchase Warrant Agreement dated as of December, 1996 (the "Agreement"); and

                  WHEREAS, the Company, Underwriter and Warrant Agent desire to amend the Agreement to revise the warrant expiration date provisions as described herein.

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree that the Agreement shall be amended so that the definition of "Warrant Expiration Date" contained in Section 1(c) of the Agreement shall be revised to read in its entirety as follows:

                  "'Warrant Expiration Date' shall mean 5:00 p.m. (New York City time) on July 2, 2000, or if such a date shall in the State of New York be a holiday or a day on which banks are authorized to close, then 5:00 p.m. (New York City time) on the next following day which in the State of New York is not a holiday on which banks are authorized to close. Unless exercised during the Warrant Exercise Period, the Warrants will automatically expire. The Warrants may be called for redemption and the expiration date therefor accelerated, on the terms and conditions set forth in sections 4(b) and 4(c) of this
                  Agreement. If so called for redemption, Warrant Certificate holders shall have a period of at least thirty (30) days after the date of the call notice within which to exercise the Warrants. However, Warrant Certificate holders will receive the redemption price only if such certificates are surrendered to the Corporate Office (defined below) within the redemption period."



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                  IN WITNESS  WHEREOF,  each of the parties hereto have executed this Amendment or caused this Amendment to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.


                                        THE TRANSLATION GROUP, LTD.


                                        By:      /s/ Charles D. Cascio
                                           -------------------------------------
                                                     Charles D. Cascio
                                                     President



                                        WERBEL-ROTH SECURITIES, INC.


                                        By:      /s/ Howard Roth
                                           -------------------------------------
                                                     Howard Roth
                                                     President



                                         AMERICAN STOCK TRANSFER & TRUST COMPANY


                                         By:      /s/ Herbert J. Lemmer
                                            ------------------------------------
                                                      Herbert J. Lemmer
                                                      Vice President